Exhibit 2.3

JOINDER TO AGREEMENT AND PLAN OF MERGER

This Joinder Agreement (this “Agreement”), dated as of December 19, 2014, is made by and among Nabors Industries Ltd., a Bermuda exempted company (“Navy”), Nabors Red Lion Limited, a Bermuda exempted company (“Red Lion”), C&J Energy Services, Inc., a Delaware corporation (“Penny”), Nabors CJ Merger Co., a Delaware corporation (“Merger Sub”) and CJ Holding Co., a Delaware corporation (“USHC” and, each of USHC and Merger Sub, a “Joining Party”).

Reference is made to that certain Agreement and Plan of Merger, dated as of June 25, 2014 by and among Navy, Red Lion and Penny, as may be amended from time to time (the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Joinder to Merger Agreement.  Pursuant to Section 1.2 of the Merger Agreement, each Joining Party hereby enters into and becomes a party to the Merger Agreement and agrees to be fully bound by, and subject to, all relevant covenants, terms and conditions of the Merger Agreement as though an original party thereto.

2.              Notices.  All notices to be delivered to the Joining Parties hereunder or under the Merger Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Merger Sub or USHC, to

Nabors Industries Ltd.

Crown House

Second Floor

4 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Corporate Secretary

with a copy to

Nabors Corporate Services, Inc.

515 West Greegs Road, Suite 1200

Houston, Texas 66057

Attention: Laura Doerre

Facsimile: (281) 775-4319

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention: Charles J. Conroy

Scott W. Golenbock

Facsimile: (212) 530-5219

3.              Modification; Full Force and Effect. Except as expressly modified and superseded by this Agreement, the terms and provisions of the Merger Agreement are and shall continue in full force and effect.

4.              Counterparts.  This Agreement may be executed in counterparts (including by electronic means), each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

5.              Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

[Remainder of this page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Director

C&J ENERGY SERVICES, INC.

By:	/s/ Theodore R. Moore
	Name:	Theodore R. Moore
	Title:	Executive Vice President and General Counsel

[Signature Page to Joinder to Agreement and Plan of Merger]

NABORS CJ MERGER CO.

By:	/s/ R. Clark Wood
Name: R. Clark Wood
Title: President

CJ HOLDING CO.

By:	/s/ R. Clark Wood
Name: R. Clark Wood
Title: President

[Signature Page to Joinder to Agreement and Plan of Merger]